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                                                                     EXHIBIT 7




                       [LETTERHEAD OF JAPONICA PARTNERS]




VIA FACSIMILE
HIGHLY CONFIDENTIAL

                                                                    July 5, 1994




Frank J. Tasco
Chairman
Borden, Inc.
277 Park Avenue
New York, NY  10172

Dear Frank:

With your letter of June 13, 1994 on file, we spoke with the designated Lazard partner. On behalf of his firm, he communicated the following.

If we wish to submit a more specific proposal, it would be reviewed by Mr. Martin Lipton and the Board.

In all fairness, Lazard's view of the Company's situation, as indicated below, was less than encouraging:

              1. the Company is too complicated to understand from the outside,

              2. the Company cannot pay down its current debt load,

              3. the sale of substantial assets is the heart & soul of management's plan for the Company,

              4.      investors have responded negatively to
                      management's plan with a considerable
                      valuation decline, and

              5. the Board would not reconsider the sale of the snack businesses despite:

                      a.       the erosion of shareholder value
                               cited in point 4,
                      b.       sale proceeds are likely to amount
                               to a small fraction of initial
                               expectations, and
                      c.       the loss of a major portion of the
                               "Value Gap" recovery.






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Frank J. Tasco
July 5, 1994
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Nevertheless, we remain interested in the Company's situation and are inclined to entertain a higher valuation towards maximizing shareholder value if the snack and other remaining targeted businesses are retained.

Your constructive and expeditious guidance to advance a friendly initiative would be appreciated.



                                          Respectfully,


                                          /s/ Paul B. Kazarian
                                          ------------------------
                                          Paul B. Kazarian
                                          Managing Partner